UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 14, 2009

AgFeed Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33674	20-2597168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite A1001-1002, Tower 16, Hengmao Int'l Center
Nanchang City, Jiangxi Province, China 330003
(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:  86-791-6669093

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2009, Mr. Fredric Rittereiser, age 73, retired as a director of AgFeed Industries, Inc. ("AgFeed" or the "Company"), including the standing committees of the board of directors upon which he served.

Mr. K. Ivan F. Gothner was appointed to serve as a director, filling the vacancy created by Mr. Rittereiser's retirement.  Mr. Gothner will also serve as Chairman of the audit and compensation committees and a member of the nominating and corporate governance committee of AgFeed's board of directors.

Mr. Gothner, age 51, has been Managing Director and founder of Adirondack Partners, LLC, a private merchant-banking firm that focuses on serving small and mid-size growth companies, since 1993.  He has been active as a merchant banker focusing on small and mid-size growth companies for his entire career. His work has focused on companies experiencing rapid growth as a result of introducing new technologies and products or by entering new markets. Prior to founding Adirondack Partners, Mr. Gothner was Senior Vice President of Barclays Bank from 1990 to 1992, responsible for establishing an investment banking unit to serve small and mid-sized companies.  Mr. Gothner joined Kleinwort Benson Limited in 1986 and from 1987 to 1990, he served as a Senior Vice President of the firm and General Manager of the KB Mezzanine Fund, L.P., a specialized fund which invested in the equity and junior capital of small and mid-sized businesses.  Currently, Mr. Gothner serves on the Board of Directors of ArtID, LLC, Covenant Group Holdings, Inc. and Best Buddies of Massachusetts.  Mr. Gothner received a Bachelor’s of Art from Columbia College in political science and economics and a MIA from Columbia University’s School of International Affairs in international economic policy and finance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 16, 2009

AGFEED INDUSTRIES, INC.

By:	/s/ Junhong Xiong
Junhong Xiong
Chief Executive Officer